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Press Release - December 9, 2005                   For Immediate Release

1st State Bancorp, Inc.                            For more information contact:
                                                                James C. McGill
                                                                (336) 227 - 8861

                   1st State Bancorp, Inc. announces earnings

Burlington, North Carolina      1st State Bancorp, Inc.   (Nasdaq: FSBC)


1st State Bancorp, Inc. (Nasdaq: FSBC), the parent holding company for 1st State Bank, has reported earnings for the quarter and year ended September 30, 2005.


Net income for the quarter ended September 30, 2005 was $907,000 or basic and diluted earnings per share of $0.33 and $0.31, respectively. These results compare with net income of $954,000 or basic and diluted earnings per share of $0.34 and $0.32, respectively, reported in the prior year's quarter. The decrease in earnings during the quarter ended September 30, 2005 was due in part to the Company's increased loan loss provision. The Company recorded a loan loss provision of $156,000 for the quarter ended September 30, 2005 compared to $60,000 for the same period last year.


Net interest income increased to $3.2 million for the quarter ended September 30, 2005 from $3.0 million in the prior year's quarter. The increased net interest income results primarily from higher net interest margins. This improvement results primarily from increased interest income from the recent rise in short term rates by the Federal Reserve Board.


Net income for the year ended September 30, 2005 was $3,381,000 or basic and diluted earnings per share of $1.21 and $1.14, respectively. These results compare with net income of $3,464,000 or basic and diluted earnings of $1.23 and $1.17, respectively. The decrease in earnings was due in part to the Company's increased loan loss provision. The Company recorded a loan loss provision of $1,046,000 for the year ended September 30, 2005 compared to $240,000 in the prior year. Net interest income increased to $12.5 million for the current year compared to $11.5 million in the prior year.


Nonperforming assets totaled $2.8 million a September 30, 2005 compare with $4.0 million at September 30, 2004. The allowance for loan losses was $4,292,000 at year-end which represents 1.82% of loans held for investment compared to 1.68% at September 30, 2004. The increase in the provision for loan losses took into account, among other factors, this year's net chargeoffs of $710,000 and the creation of a specific reserve of $900,000 on a credit that has been identified as a potential loan problem.


At September 30, 2005, 1st State Bancorp, Inc. had total assets of $368 million, deposits of $273 million and stockholders' equity of $66.2 million. The book value per share of common stock was $22.85 per share at September 30, 2005.


As announced on June 29, 2005, 1st State Bancorp, Inc. executed a definitive merger agreement with Capital Bank Corporation, headquartered in Raleigh, North Carolina whereby the Company will be merged with and into Capital Bank. The transaction is expected to be completed in January 2006, subject to approval of shareholders of both companies and regulators and other normal and customary closing conditions.

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1st State Bancorp, Inc., through its subsidiary 1st State Bank, currently services its customers from seven full service banking offices in Alamance
County.


Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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1st State Bancorp, Inc. (Nasdaq: FSBC - News)
                                 ----   ----
Summary of Financial Highlights

Selected Financial Data:                       Sep 30,                Sep 30,
(in thousands - unaudited)                      2005                   2004

Total assets                                  $367,839                $377,714
Loans receivable, net                          231,667                 231,763
Loans held for sale                              1,010                     930
Investment securities                          110,515                 119,612
Cash and cash equivalents                        8,016                   9,854
Deposit accounts                               272,825                 262,734
Advances from Federal Home Loan Bank            25,000                  44,000
Dividend payable                                   290                     296
Total stockholders' equity                      66,235                  65,914

Selected Operating Data:           Three months ended            Year ended
(in thousands - unaudited)        9/30/2005  9/30/2004      9/30/2005  9/30/2004

Interest income                    5,024      4,235          18,658     16,342
Interest expense                   1,784      1,199           6,122      4,793
Net interest income                3,240      3,036          12,536     11,549

Provision for loan losses            156         60           1,046        240
Net interest income after
   provision for loan losses       3,084      2,976          11,490     11,309

Non-interest income                  487        539           2,121      2,341
Non-interest expense               2,126      2,048           8,330      8,280

Income before taxes                1,445      1,467           5,281      5,370

Income tax expense                   537        513           1,900      1,906

Net income                           908        954           3,381      3,464

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


Per Share Data:                            Three months ended              Year ended
(unaudited)                               9/30/2005    9/30/2004          9/30/2005    9/30/2004
Basic earnings per share                      $0.33        $0.34              $1.21        $1.23
Diluted earnings per share                     0.31         0.32               1.14         1.17
Average shares outstanding - basic        2,792,167    2,827,413          2,805,440    2,818,510
Average shares outstanding - diluted      2,975,190    2,968,525          2,966,346    2,966,711
Cash dividends per share                      $0.10        $0.10              $0.40        $0.40
Book value at September 30                   $22.85       $22.25
Shares outstanding at September 30        2,898,637    2,962,323


Interest Margin                                   Three months ended                  Year ended
(% of average assets - unaudited)               9/30/2005    9/30/2004          9/30/2005    9/30/2004
Yield on interest earning assets                    5.74%        4.75%              5.32%       4.72%
Cost of interest bearing liabilities                2.55%        1.66%              2.18%       1.69%
Interest rate spread                                3.19%        3.09%              3.14%       3.03%

Net interest income as a percentage of
   average interest earning assets                  3.70%        3.41%              3.57%       3.34%


Asset Quality                                Sep 30,                Sep 30,
( unaudited)                                   2005                   2004

Allowance for loan losses to
  gross loans held for investment             1.82%                   1.68%
Nonperforming assets to total assets          0.77%                   1.05%